Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR THIRD QUARTER 2007

HOUSTON, November 1, 2007— Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $27.6 million, or $0.67 per diluted share for the three months ended September 30, 2007, versus net income of $23.4 million, or $0.58 per diluted share for the third quarter of 2006. Total revenues increased approximately 11% to $130.4 million for the quarter ended September 30, 2007 from $117.8 million for the same period in 2006 as the Company continued to experience strong worldwide demand for its products and services. Operating income increased to $36.7 million in the third quarter of 2007 from $33.1 million in the third quarter of 2006.

For the nine months ended September 30, 2007, net income was $75.8 million, or $1.85 per diluted share, compared with net income of $62.0 million, or $1.55 per diluted share, for the same period in 2006. Revenues for the nine months ended September 30, 2007 were $362.8 million, up approximately 12% when compared to revenues of $324.4 million for the same period last year. Operating income increased to $102.3 million for the nine months ended September 30, 2007 from $88.6 million during the same period of 2006.

All share and earnings per share data contained in this press release have been restated to reflect the increased number of common shares outstanding resulting from the Company’s two-for-one stock split, accomplished through a stock dividend, on October 5, 2006 to stockholders of record as of September 21, 2006.

In addition, the Company announced that its backlog at September 30, 2007 was approximately $457 million, compared to its September 30, 2006 backlog of approximately $288 million. The Company expects its earnings per share for the quarter ending December 31, 2007 to approximate $0.62 to $0.72 per diluted share, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications. Dril-Quip’s latest investor presentation is available under the investor section of the Company’s website at www.dril-quip.com.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2007	2006	2007
Revenues	$117,767	$130,423	$324,441	$362,806
Cost and expenses:
Cost of sales	67,596	75,895	188,651	208,137
Selling, general and administrative	12,320	11,773	32,707	35,856
Engineering and product development	4,759	6,008	14,475	16,495

	84,675	93,676	235,833	260,488

Operating income	33,092	36,747	88,608	102,318
Interest income	1,140	2,273	2,044	6,022
Interest expense	(131)	(98)	(574)	(256)

Income before income taxes	34,101	38,922	90,078	108,084
Income tax provision	10,689	11,297	28,074	32,300

Net income	$23,412	$27,625	$62,004	$75,784

Diluted earnings per share	$0.58	$0.67	$1.55	$1.85

Weighted average shares – diluted	40,382	41,004	39,948	40,983

Depreciation and amortization	$3,770	$3,867	$10,935	$11,560

Capital expenditures	$6,346	$8,128	$18,610	$17,706